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                                                                    EXHIBIT 3.46











                                   FLAMBE LLC

                              OPERATING AGREEMENT

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                                   FLAMBE LLC
                              OPERATING AGREEMENT

     This Operating Agreement (this "Agreement") is entered into effective December 31, 1997 by and among the signatories hereto.

                                   BACKGROUND

     The parties have agreed to organize and operate a limited liability company in accordance with the terms and subject to the conditions set forth in this Agreement.

                                   AGREEMENT

     The parties, intending legally to be bound, agree as follows:

                                   Article I
                                 Defined Terms

     The following capitalized terms shall have the meaning specified in this
Article I. Other terms are defined in the text of this Agreement; and, throughout this Agreement, those terms shall have the meanings respectively ascribed to them.

     "Adjusted Capital Account Deficit" means, with respect to any Economic Interest Holder, the deficit balance, if any, in the Economic Interest Holder's Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments:

         (i) the deficit shall be decreased by the amounts, if any, which the Economic Interest Holder is obligated to restore pursuant to Section 4.4.2 or is deemed obligated to restore pursuant to Regulation Section 1.704-1(b)(2)(ii)(c); and

         (ii) the deficit shall be increased by the items described in Regulation Sections 1.704-1(b)(2)(ii)-(d)(4), (5), and (6).

     "Adjusted Capital Balance" means, as of any day, an Economic Interest Holder's total Capital Contributions less all amounts actually distributed to the Economic Interest Holder pursuant to Sections 4.1 and 4.4 hereof. If any Economic Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Adjusted Capital Balance of the transferor to the extent the Adjusted Capital Balance relates to the Economic Interest transferred.

     "Affiliate" means, with respect to any Member, any Person: (i) which owns more than five percent (5%) of the voting interests in the Member; or (ii) in which the Member owns more than five percent (5%) of the voting interests; or
(iii) in which more than


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five percent (5%) of the voting interests are owned by a Person who has a relationship with the Member described in clause (i) or (ii) above or who otherwise controls, is controlled by, or under common control with, another person.

     "Agreement" means this Operating Agreement, as amended from time to time.

     "Capital Account" means the account to be maintained by the Company for each Economic Interest Holder in accordance with the following provisions:

          (i) an Economic Interest Holder's Capital Account shall be credited with the Economic Interest Holder's Capital Contributions, the amount of any Company liabilities assumed by the Economic Interest Holder (or which are secured by Company property distributed to the Economic Interest Holder), the Economic Interest Holder's distributive share of Profit and any item in the nature of income or gain specially allocated to the Economic Interest Holder pursuant to the provisions of Article IV (other than Section 4.3.3); and

          (ii) an Economic Interest Holder's Capital Account shall be debited with the amount of money and the fair market value of any Company property distributed to the Economic Interest Holder, the amount of any liabilities of the Economic Interest Holder assumed by the Company (or which are secured by property contributed by the Economic Interest Holder to the Company), the Economic Interest Holder's distributive share of Loss and any item in the nature of expenses or losses specially allocated to the Economic Interest Holder pursuant to the provisions of Article IV (other than Section 4.3.3).

     If any Economic Interest is transferred pursuant to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred Economic Interest. If the book value of Company property is adjusted pursuant to Section 4.3.3, the Capital Account of each Economic Interest Holder shall be adjusted to reflect the aggregate adjustment in the same manner as if the Company had recognized gain or loss equal to the amount of such aggregate adjustment. It is intended that the Capital Accounts of all Economic Interest Holders shall be maintained in compliance with the provisions of Regulation Section 1.704-1(b), and all provisions of this Agreement relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with that Regulation.


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     "Capital Contribution" means the total amount of cash and the fair market value of any other assets contributed (or deemed contributed under Regulation
Section 1.704-1(b)(2)(iv)(d)) to the Company by a Member, net of liabilities assumed or to which the assets are subject.

     "Cash Flow" means all cash funds derived from operations of the Company (including interest received on reserves), without reduction for any noncash charges, but less cash funds used to pay current operating expenses and to pay or establish reasonable reserves for future expenses, debt payments, capital improvements, and replacements as determined by the Members. Cash Flow shall be increased by the reduction of any reserve previously established.

     "Code" means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

     "Company" means the limited liability company formed in accordance with this Agreement.

     "Economic Interest" means a Person's share of the Profits and Losses of, and the right to receive distributions from, the Company.

     "Economic Interest Holder" means any Person who holds an Economic Interest, whether as a Member or an unadmitted assignee of a Member.

     "Involuntary Withdrawal" means, with respect to any Member, the occurrence of any of the following events:

          (i) the Member makes an assignment for the benefit of creditors;

          (ii) the Member files a voluntary petition of bankruptcy;

          (iii) the Member is adjudged bankrupt or insolvent or there is entered against the Member an order for relief in any bankruptcy or insolvency proceeding;

          (iv) the Member files a petition seeking for the Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation;

          (v) the Member seeks, consents to, or acquiesces in the appointment of a trustee for, receiver for, or liquidation of the Member or of all or any substantial part of the Member's properties;



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
          (vi) the Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding described in Subsections (i) through (v);

          (vii) any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, continues for one hundred twenty
(120) days after the commencement thereof, or the appointment of a trustee, receiver, or liquidator for the Member or all or any substantial part of the Member's properties without the Member's agreement or acquiescence, which appointment is not vacated or stayed for one hundred twenty (120) days or, if the appointment is stayed, for one hundred twenty (120) days after the expiration of the stay during which period the appointment is not vacated;

          (viii) if the Member is an individual, the Member's death, incapacity, or adjudication by a court of competent jurisdiction as incompetent to manage the Member's person or property;

          (ix) if the Member is acting as a Member by virtue of being a trustee of a trust, the termination of the trust;

          (x) if the Member is a partnership or limited liability company, the dissolution and commencement of winding up of the partnership or limited liability company;

          (xi) if the Member is a corporation, the dissolution of the corporation or the revocation of its charter;

          (xii) if the Member is an estate, the distribution by the fiduciary of the estate's entire interest in the Company;

     "Law" means the New York Limited Liability Company Law, as amended from time to time.

     "Member" means each Person who has signed this Agreement and any Person who subsequently is admitted as a member of the Company.

     "Membership Interest" means all of the rights of a Member in the Company, including a Member's: (i) Economic Interest; (ii) right to inspect the Company's books and records; (iii) right to participate in the management of and vote on matters coming before the Company; and (iv) unless this Agreement or the Articles of Organization provide to the contrary, right to act as an agent of the Company.


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     "Minimum Gain" has the meaning set forth in Regulation Section 1.704-2(d).
Minimum Gain shall be computed separately for each Economic Interest Holder in a manner consistent with the Regulations under Code Section 704(b).

     "Negative Capital Account" means a Capital Account with a balance of less than zero.

     "Percentage" means, as to a Member, the percentage set forth after the Member's name on Exhibit A, as amended from time to time, and as to an Economic Interest Holder who is not a Member, the Percentage of the Member whose Economic Interest has been acquired by such Economic Interest Holder, to the extent the Economic Interest Holder has succeeded to that Member's Economic Interest.

     "Person" means and includes an individual, corporation, partnership, association, limited liability company, trust, estate, or other entity.

     "Positive Capital Account" means a Capital Account with a balance greater than zero.

     "Profit" and "Loss" means, for each taxable year of the Company (or other period for which Profit or Loss must be computed), the Company's taxable income or loss determined in accordance with Code Section 703(a), with the following adjustments:

          (i) all items of income, gain, loss, deduction, or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included i computing taxable income or loss; and

          (ii) any tax-exempt income of the Company, not otherwise taken into account in computing Profit or Loss, shall be included in computing taxable income or loss; and

          (iii) any expenditures of the Company described in Code Section 705(a)(2)(B) (or treated as such pursuant to Regulation Section
1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profit or Loss, shall be subtracted from taxable income or loss; and

          (iv) gain or loss resulting from any taxable disposition or Company property shall be computed by reference to the adjusted book value of the property disposed of, notwithstanding the fact that the adjusted book value differs from the adjusted basis of the property for federal income tax purposes; and

          (v) in lieu of the depreciation, amortization, or cost recovery deductions allowable in computing taxable income or loss, there shall be taken into account the depreciation computed based upon the adjusted book value of the asset; and


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          (vi) notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 4.3 hereof shall not be taken into account in computing Profit or Loss.

     "Regulation" means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

     "Transfer" means-when used as a noun-any sale, hypothecation, pledge, assignment, attachment, or other transfer, and-when used as a verb-means to sell, hypothecate, pledge, assign, or otherwise transfer.

     "Voluntary Withdrawal" means a Member's disassociation with the Company by means other than a Transfer or an Involuntary Withdrawal.

                                   Article II
                   Formation and Name: Office; Purpose; Term

     2.1. Organization. The parties have organized a limited liability company pursuant to the Law and the provisions of this Agreement and, for that purpose, have caused Articles of Organization to be prepared, executed, and filed with the New York Department of State.

     2.2. Name of the Company. The name of the Company shall be Flambe LLC. The Company may do business under that name and under any other name or names upon which the Members agree. If the Company does business under a name other than that set forth in its Articles of Organization, then the Company shall file a certificate as required by General Business Law section 130.

     2.3. Purpose. The Company is organized to engage in any business permitted under the Law, except to do in New York any business for which any statute of New York other than the Limited Liability Company Law specifically requires some other business entity or natural person to be formed or used for such business.

     2.4. Term. The term of the Company shall begin upon the filing of Articles of Organization with the New York Department of State and shall continue until December 31, 2097, unless its existence is sooner terminated pursuant to Article VII of this Agreement.

     2.5. Registered Agent. The name and address of the Company's registered agent in the State of New York shall be Doug Levine, 88 University Place, 11th Floor, New York, New York 1003.

     2.6. Members. The name, present mailing address, and Percentage of each Member are set forth on Exhibit A.


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                                  Article III
                       Members; Capital; Capital Accounts

     3.1. Initial Capital Contributions. On December 31, 1997 the Members shall surrender and assign the assets, properties and business, and the Company shall assume and agree to be bound by and pay the liabilities and obligations all as set forth in the Assignment and Assumption Agreement by and between the Company and the Members.

     3.2. No Additional Capital Contributions Required. No Member shall be required to contribute any additional capital to the Company, unless required by a vote of the Members holding two-thirds (2/3) in interest, and in no event in an amount greater than twenty-five thousand dollars ($25,000). No Member shall have any personal liability for any obligation of the Company.

     3.3. No Interest on Capital Contributions. Economic Interest Holders shall not be paid interest on their Capital Contributions.

     3.4. Return of Capital Contributions. Except as otherwise provided in this Agreement, no Economic Interest Holder shall have the right to receive any return of any Capital Contribution.

     3.5. Form of Return of Capital. If an Economic Interest Holder is entitled to receive a return of a Capital Contribution, the Company may distribute cash, notes, property, or a combination thereof to the Economic Interest Holder in return of the Capital Contribution.

     3.6. Capital Accounts. A separate Capital Account shall be maintained for each Economic Interest Holder.

     3.7. Loans. Any Member may, at any time, make or cause a loan to be made to the Company in any amount and on those terms as approved by a majority in interest of the other Members.


                                   Article IV
                        Profit, Loss, and Distributions

     4.1. Distributions of Cash Flow. Cash Flow for each taxable year of the Company shall be distributed to the Economic Interest Holders in proportion to their Percentages no later than ninety (90) days after the end of the taxable year.

     4.2. Allocation of Profit or Loss. After giving effect to the special allocations set forth in Section 4.3 for any taxable year of the Company, Profit or Loss shall be allocated to the Economic Interest Holders in proportion to their Percentages.



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     4.3.  Regulatory Allocations.

          4.3.1. Qualified Income Offset. No Economic Interest Holder shall be allocated Losses or deductions if the allocation causes the Economic Interest Holder to have an Adjusted Capital Account Deficit. If an Economic Interest Holder receives (1) an allocation of Loss or deduction (or item thereof) or (2) any distribution, which causes the Economic Interest Holder to have an Adjusted Capital Account Deficit at the end of any taxable year, then all items of income and gain of the Company (consisting of a pro rata portion of each item of Company income, including gross income and gain) for that taxable year shall be allocated to that Economic Interest Holder, before any other allocation is made of Company items for that taxable year, in the amount and in proportions required to eliminate the excess as quickly as possible. This Section 4.3.1 is intended to comply with, and shall be interpreted consistently with, the "qualified income offset" provisions of the Regulations promulgated under Code Section 704(b).

          4.3.2.  Minimum Gain Chargeback.  Except as set forth in Regulation
Section 1.704-2(f)(2), (3), and (4), if, during any taxable year, there is a net decrease in Minimum Gain, each Economic Interest Holder, prior to any other allocation pursuant to this Article IV, shall be specially allocated items of gross income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to that Economic Interest Holder's share of the net decrease of Minimum Gain, computed in accordance with Regulation
Section 1.704-2(g). Allocations of gross income and gain pursuant to this
Section 4.3.2 shall be made first from gain recognized from the disposition of Company assets subject to non-recourse liabilities (within the meaning of the Regulations promulgated under Code Section 752), to the extent of the Minimum Gain attributable to those assets, and thereafter, from a pro rata portion of the Company's other items of income and gain for the taxable year. It is the intent of the parties hereto that any allocation pursuant to this Section 4.3.2 shall constitute a "minimum gain chargeback" under Regulation Section 1.704-2(f).

          4.3.3.  Contributed Property and Book-ups.  In accordance with Code
Section 704(c) and the Regulations thereunder, as well as Regulation Section 1.704-1(b)(2)(iv)(d)(3), income, gain, loss, and deduction with respect to any property contributed (or deemed contributed) to the Company shall, solely for tax purposes, be allocated among the Economic Interest Holders so as to take account of any variation between the adjusted basis of the property to the Company for federal income tax purposes and its fair market value at the date of contribution (or deemed contribution). If the adjusted book value of the Company asset is adjusted as provided herein, subsequent allocations of income, gain, loss, and deduction


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with respect to the asset shall take account of any variation between the adjusted basis of the asset for federal income tax purposes and its adjusted book value in the manner required under Code Section 704(c) and the Regulations thereunder.

     4.4.  Liquidation and Dissolution.

          4.4.1. If the Company is liquidated, the assets of the Company shall be distributed to the Economic Interest Holders in accordance with the balances in their respective Capital Accounts, after taking into account the allocations of Profit or Loss pursuant to Section 4.2, if any, and distributions, if any, of cash or property pursuant to Section 4.1.

          4.4.2. No Economic Interest Holder shall be obligated to restore a Negative Capital Account.

     4.5.  General.

          4.5.1. Except as otherwise provided in this Agreement, the timing and amount of all distributions shall be determined by the Members.

          4.5.2. If any assets of the Company are distributed in kind of the Economic Interest Holders, those assets shall be valued on the basis of their fair market value, and any Economic Interest Holder entitled to any interest in those assets shall receive that interest as a tenant-in-common with all other Economic Interest Holders so entitled. Unless the Members otherwise agree, the fair market value of the assets shall be determined by an independent appraiser who shall be selected by the Members. The Profit or Loss for each unsold asset shall be determined as if the asset had been sold at its fair market value, and the Profit or Loss shall be allocated as provided in Section 4.2 and shall be properly credited or charged to the Capital Accounts of the Economic Interest Holders prior to the distribution of the assets in liquidation pursuant to
Section 4.4.

          4.5.3. All Profit and Loss shall be allocated, and all distributions shall be made to the Persons shown on the records of the Company to have been Economic Interest Holders as of the last day of the taxable year for which the allocation or distribution is to be made. Notwithstanding the foregoing, unless the Company's taxable year is separated into segments, if there is a Transfer or an Involuntary Withdrawal during the taxable year, the Profit and Loss shall be allocated between the original Economic Interest Holder and the successor on the basis of the number of days each was an Economic Interest Holder during the taxable year; provided, however, the Company's taxable year shall be segregated into two or more segments in order to account for Profit, Loss or proceeds attributable to any extraordinary non-recurring items of the Company.


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
          4.5.4. The Members are hereby authorized, upon the advice of the Company's tax counsel, to amend this Article IV to comply with the Code and the Regulations promulgated under Code Section 704(b); provided, however, that no amendment shall materially affect distributions to an Economic Interest Holder without the Economic Interest Holder's prior written consent.


                                   Article V
                     Management: Rights, Powers, and Duties

     5.1. Management. The Company shall be managed by the Members. Except as otherwise provided in this Agreement, each Member shall have the right to act for and bind the Company in the ordinary course of its business.

     5.2. Meetings of and Voting by Members.

          5.2.1. A meeting of the Members may be called at any time by any Member. Meetings of Members shall be held at the Company's principal place of business or at any other place in New York, New York designated by the Person calling the meeting. Not less than ten (10) nor more than sixty (60) days before each meeting, the Person calling the meeting shall give written notice of the meeting to each Member entitled to vote at the meeting. The notice shall state the place, date, hour, and purpose of the meeting. Notwithstanding the foregoing provisions, each Member who is entitled to notice waives notice if before or after the meeting the Member signs a waiver of the notice which is filed with the records of Members' meetings, or is present at the meeting in person or by proxy without objecting to the lack of notice. Unless this Agreement provides otherwise, at a meeting of Members, the presence in person or by proxy of Members holding not less than a majority (over 50 percent) of the Percentages then held by Members constitutes a quorum. A Member may vote either in person or by written proxy signed by the Member or by the Member's duly authorized attorney in fact.

          5.2.2. Except as otherwise provided in this Agreement, the affirmative vote of Members holding a majority (over 50 percent) or more of the Percentages then held by Members shall be required to approve any matter coming before the Members.

          5.2.3. In lieu of holding a meeting, the Members may vote or otherwise take action by a written instrument indicating the consent of Members holding such Percentages then held by Members as would be required for Members to take action under this operating agreement. No written consent shall be effective to take such action unless within sixty (60) days of the earliest dated consent delivered in accordance with the Law, signed consents



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sufficient to take such action have been likewise delivered. If such consent is not unanimous, prompt notice shall be given to those Members who have not consented in writing but who would have been entitled to vote thereon had such action been taken at a meeting.

     5.3. Personal Service. No Member shall be required to perform services for the Company solely by virtue of being a Member. Unless approved by the Members, no Member shall be entitled to compensation for services performed for the Company. However, upon substantiation of the amount and purpose thereof, the Members shall be entitled to reimbursement for expenses reasonably incurred in connection with the activities of the Company.

     5.4. Duties of Parties.

          5.4.1. The Members shall devote such time to the business and affairs of the Company as is necessary to carry out the Members' duties set forth in this Agreement.

          5.4.2. Except as otherwise expressly provided in Section 5.4.3, nothing in this Agreement shall be deemed to restrict in any way the rights of any Member, or of any Affiliate of any Member, to conduct any other business or activity whatsoever, and no Member shall be accountable to the Company or to any other Member with respect to that business or activity event if the business or activity competes with the Company's business. The organization of the Company shall be without prejudice to the Members' respective rights (or the rights of their respective Affiliates) to maintain, expand, or diversify such other interests and activities and to receive and enjoy profits or compensation therefrom. Each Member waives any rights the Member might otherwise have to share or participate in such other interests or activities of any other Member or the Member's Affiliates.

          5.4.3. Each Member understands and acknowledges that the conduct of the Company's business may involve business dealings and undertakings with Members and their Affiliates. In any of those cases, those dealings and undertakings shall be at arm's length and on commercially reasonable terms.

     5.5. Liability and Indemnification.

          5.5.1. A Member shall not be liable, responsible, or accountable, in damages or otherwise, to any other Member or to the Company for any act performed by the Member with respect to Company matters, except for fraud, bad faith, gross negligence, or an intentional breach of this Agreement.



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          5.5.2. The Company shall indemnify each Member for any act performed by the Member with respect to Company matters, except for fraud, bad faith, gross negligence, or an intentional breach of this Agreement.


                                   Article VI
                Transfer of Interests and Withdrawal of Members

     6.1. Transfers. No Member may Voluntarily Transfer all, or any portion of, or any interest or rights in, the Membership Interest owned by the Member. Each Member hereby acknowledges the reasonableness of this prohibition in view of the purposes of the Company and the relationship of the Members. The voluntary Transfer of any Membership Interests, including Economic Interests, in violation of the prohibition contained in this Section 6.1 shall be deemed invalid, null and void, and of no force or effect. Any Person to whom Membership Interests are attempted to be transferred in violation of this Section 6.1 shall not be entitled to vote on matters coming before the Members, participate in the management of the Company, act as an agent of the Company, receive distributions from the Company, or have any other rights in or with respect to the Membership Interests.

     6.2. Voluntary Withdrawal. No Member shall have the right or power to Voluntarily Withdraw from the Company, except as otherwise provided by this Agreement. Any withdrawal in violation of this Agreement shall entitle the Company to damages for breach, which may be offset against the amounts otherwise distributable to such member.

     6.3. Involuntary Withdrawal. Immediately upon the occurrence of an Involuntary Withdrawal, the successor of the Withdrawn Member shall thereupon become an Economic Interest Holder, but shall not become a Member. If the Company is continued as provided in Section 7.1.3, the successor Economic Interest Holder shall have all the rights of an Economic Interest Holder, but shall not be entitled by reason of the withdrawal to receive in liquidation of the Economic Interest, the fair market value of the Member's Economic Interest as of the date the Member Involuntarily withdrew from the Company.


                                  Article VII
                         Dissolution, Liquidation, and
                           Termination of the Company

     7.1. Events of Dissolution. The Company shall be dissolved upon the happening of any of the following events:

          7.1.1. when the period fixed for its duration in Section 2.4 has expired;



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


          7.1.2. upon the written agreement of the Members holding two-thirds or more of the Percentages then held by Members; or

          7.1.3. the occurrence of an Involuntary Withdrawal, unless the remaining Members holding two-thirds or more of the Percentages then held by Members, within ninety (90) days after the occurrence of the Involuntary Withdrawal, elect to continue the business of the Company pursuant to the terms of this Agreement.

     7.2. Procedure for Winding Up and Distribution. If the Company is dissolved, the remaining Members shall wind up its affairs. On winding up of the Company, the assets of the Company shall be distributed, first, to creditors of the Company, including Members and Economic Interest Holders who are creditors, in satisfaction of the liabilities of the Company, and then to the Members and Economic Interest Holders in accordance with Section 4.4 of this Agreement.

     7.3. Filing of Articles of Dissolution. If the Company is dissolved, the Members shall promptly file Articles of Dissolution with the New York Department of State. If there are no remaining Members, the Articles shall be filed by the last Person to be a Member; if there are no remaining Members, or a Person who last was a Member, the Articles shall be filed by the legal or personal representatives of the Person who last was a Member.

                                  Article VIII
                 Books, Records, Accounting, and Tax Elections

     8.1. Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts opened in the Company's name. The Members shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

     8.2. Books and Records. The Members shall keep or cause to be kept complete and accurate books and records of the Company as required under Section 1102 of the Law as well as supporting documentation of transactions with respect to the conduct of the Company's business. The books and records shall be maintained in accordance with sound accounting practices and shall be available at the Company's principal office for examination by any Member of the Member's duly authorized representative at any and all reasonable times during normal business hours.

     8.3. Annual Accounting Period. The annual accounting period of the Company shall be its taxable year. The Company's taxable year shall be selected by the Members, subject to the requirements and limitations of the Code.



                                       13

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         8.4. Reports. Within seventy-five (75) days after the end of each taxable year of the Company, the Members shall cause to be sent to each Person who was a Member at any time during the taxable year then ended a complete accounting of the affairs of the Company for the taxable year then ended. In addition, within seventy five (75) days after the end of each taxable year of the Company, the Members shall cause to be sent to each Person who was an Economic Interest Holder at any time during the taxable year then ended, that tax information concerning the Company which is necessary for preparing the Economic Interest Holder's income tax returns for that year. At the request of any Member, and at the Member's expense, the Members shall cause an audit of the Company's books and records to be prepared by independent accountants for the period requested by the Member.

         8.5. Tax Matters Member. The Members shall designate a Member to be the Company's tax matters Member ("Tax Matters Member"). The Tax Matters Member shall have all powers and responsibilities provided in Code Section 6221, et seq. The Tax Matters Member shall keep all Members informed of all notices from government taxing authorities which may come to the attention of the Tax Matters Member. The Company shall pay and be responsible for all reasonable third-party costs and expenses incurred by the Tax Matters Member in performing those duties. A Member shall be responsible for any costs incurred by the Member with respect to any tax audit or tax-related administrative or judicial proceeding against any Member, even though it relates to the Company. The Tax Matters Member shall not compromise any dispute with the Internal Revenue Service without the approval of the Members.

                                   Article IX
                               General Provisions

         9.1. Assurances. Each Member shall execute all certificates and other documents and shall do all such filing, recording, publishing, and other acts as the Members deem appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.

         9.2. Notifications. Any notice, demand, consent, election, offer, approval, request, or other communication (collectively a "notice") required or permitted under this Agreement must be in writing and either delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested or by facsimile transmission, provided receipt of facsimile transmission is actually acknowledged by the Member or Member's agent. A notice must be addressed to a Member at the Member's last known address on the records of the Company. A notice to the Company must be addressed to the Company's principal office. A notice that is sent by mail will be deemed given three (3) business days after it is


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
mailed. Any party may designate, by notice to all of the others, substitute addresses or addressees for notices; and, thereafter, notices are to be directed to those substitute addresses or addressees. A notice sent by facsimile is deemed given when receipt is acknowledged.

         9.3. Specific Performance. The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party who may be injured (in addition to any other remedies which may be available to that party) shall be entitled to one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach.

         9.4. Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement among the Members with respect to the subject matter thereof. It supersedes all prior written and oral statements, including any prior representation, statement, condition, or warranty.

         9.5. Applicable Law. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of New York.

         9.6. Article and Section Titles. The headings herein are inserted as a matter of convenience only and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

         9.7. Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and permitted assigns.

         9.8. Exclusive Jurisdiction and Venue. Any suit involving any dispute or matter arising under this Agreement or relating to the organization or operation of the Company may only be brought in a United States District Court located in the State of New York or any New York State Court having jurisdiction over the subject matter of the dispute or matter. All members hereby consent to the exercise of personal jurisdiction by any such court with respect to any such proceeding and waive any objection.

         9.9. Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, and plural, as the identity of the Person may in the context require.

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
         9.10. Separability of Provisions. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

         9.11. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

         IN WITNESS WHEREOF, the parties have executed, or caused this Agreement to be executed as of the date set forth above.

MEMBERS:

FLAMBE MERGER CORP.

/s/ Doug Levine
--------------------
Doug Levine,
President


/s/ Greg Manocherian
--------------------
Greg Manocherian,
Secretary




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




                                   FLAMBE LLC
                              Operating Agreement


                                   Exhibit A
                        List of Members and Percentages

Name and Address                                                 Percentage

Flambe Merger Corp.                                                 100%
88 University Place, 11th Floor
New York, New York  10003
Attn:  Doug Levine




















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